Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lisa Elliott Dennard Lascar Associates lelliott@dennardlascar.com 713-529-6600	Danny Gibbons SVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T Offshore Announces Early Participation Results for

Exchange Offer and Consent Solicitation

HOUSTON, August 31, 2016 – W&T Offshore, Inc. (NYSE: WTI) (the “Company”) today announced the early participation results for its previously announced exchange offer and consent solicitation to eligible holders of its outstanding 8.500% Senior Notes due 2019 (the “Existing Notes”) for up to (i) 76,590,000 shares of common stock, par value $0.00001 per share, of the Company (the “Shares”), (ii) $202.5 million aggregate principal amount of its new Senior Second Lien PIK Toggle Notes due 2020 (the “New Second Lien Notes”) and (iii) $180.0 million aggregate principal amount of its new Senior Third Lien PIK Toggle Notes due 2021 (the “New Third Lien Notes” and, together with the New Second Lien Notes and the Shares, the “New Securities”) pursuant to the terms of the offering memorandum and consent solicitation statement, as amended, and the related letter of transmittal (together, the “Offering Documents”).

The Company has been informed by the information agent for the exchange offer that, as of 5:00 p.m., New York City time, on August 30, 2016, a total of approximately $710.2 million, or approximately 78.9%, of the outstanding aggregate principal amount of Existing Notes were validly tendered.

The exchange offer and consent solicitation will expire at 5:00 p.m., New York City time, on September 1, 2016, unless extended or earlier terminated by the Company. The act of tendering Existing Notes pursuant to the exchange offer constitutes a consent to the proposed amendment to the indenture governing the Existing Notes. The exchange offer is conditioned on the satisfaction or waiver of certain additional conditions, as described in the Offering Documents. The exchange offer and consent solicitation for the Existing Notes may be further amended, extended or terminated.

The exchange offer and consent solicitation is only being made, and copies of the Offering Documents will only be made available, to holders of the Existing Notes who complete and

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com submit an eligibility form confirming that they are (1) “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (2) not “U.S. persons” and are outside of the United States within the meaning of Regulation S under the Securities Act (such persons, “eligible holders”). Holders who desire to obtain and complete an eligibility form should contact the information agent, D.F. King & Co., Inc., at (877) 536-1561 (toll-free) or (212) 269-5550 (for banks and brokers), or via the following website: www.dfking.com/wti.

Eligible holders are urged to carefully read the Offering Documents before making any decision with respect to the exchange offer and consent solicitation. None of the Company, the sole dealer manager, the information agent or the exchange agent makes any recommendation as to whether eligible holders should tender or refrain from tendering their Existing Notes. Eligible holders must make their own decision as to whether to tender Existing Notes and, if so, the principal amount of Existing Notes to tender.

The New Securities offered by the Company have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The exchange offer and consent solicitation is not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to, any securities.

Evercore Group L.L.C. is acting as the sole dealer manager in the Exchange Offer.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in approximately 54 fields in federal and state waters (50 producing and four fields capable of producing) and has under lease approximately 750,000 gross acres, including approximately 450,000 gross acres on the Gulf of Mexico Shelf and approximately 300,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the Company’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of the Company’s risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Q reports found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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